                   PROSPECTUS SUPPLEMENT DATED APRIL 19, 2001
                       (TO PROSPECTUS DATED MAY 8, 2000)

                                ---------------

                                 15,000 Shares

                            [CELL THERAPEUTICS LOGO]

                                  Common Stock

                                ---------------

   This Prospectus Supplement supplements the Prospectus dated May 8, 2000 (the "Prospectus") of Cell Therapeutics, Inc. ("CTI" or the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of up to 15,000 shares of CTI's Common Stock, no par value (the "Common Stock"), who received such shares in connection with the acquisition of PolaRx Biopharmaceuticals Corporation. ("PolaRx"), by and through a merger of PolaRx with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDER

   Recently Dr. Lindsay A. Rosenwald transferred 5,000 shares of Common Stock to Orangetown Monsey Hebrew School, Inc., and 10,000 shares of Common Stock to Beth Medrash Govohah of America, Inc. which transferees were not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by shareholders of the Company who were not specifically identified in the Prospectus as Selling Shareholders, the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Shareholders in the Prospectus is hereby amended to include Orangetown Monsey Hebrew School, Inc. and Beth Medrash Govohah of America, Inc. as Selling Shareholders.

                                                                     Number of
                                             Number of                 Shares
                                               Shares    Percent of  Registered
                                            Beneficially Outstanding  for Sale
Name of Selling Shareholder                   Owned(1)     Shares     Hereby(1)
---------------------------                 ------------ ----------- ----------
Orangetown Monsey Hebrew School, Inc.......     5,000          *        5,000
Beth Medrash Govohah of America, Inc. .....    10,000          *       10,000

-------
 *   Represents beneficial ownership of less than 1%.

(1) The registration statement to which the Prospectus and this Prospectus Supplement relate shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization of other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.